SEC 1745 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
         DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.1)

                               OPTIMAL GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    68388R208
                                 (CUSIP Number)

                                 AUGUST 13, 2008
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [     ]   Rule 13d-1(b)
  [  X  ]   Rule 13d-1(c)
  [     ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 68388R208


     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Potomac Capital Management LLC
            13-3984298

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  1,114,822 shares of common stock
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        1,114,822 shares of common stock

                   8.   SHARED DISPOSITIVE POWER
                        0

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,114,822 shares of common stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.3%(1)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC; OO (Limited Liability Company)



----------------------
(1) Based on 25,829,090 shares of common stock of Optimal Group, Inc. outstanding as of August 1, 2008.

                               CUSIP NO. 68388R208

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Potomac Capital Management Inc.
            13-3984786

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  593,787 shares of common stock
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        593,787 shares of common stock

                   8.   SHARED DISPOSITIVE POWER
                        0

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 593,787 shares of common stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            2.3% (2)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC; CO

------------------
(2) Based on 25,829,090 shares of common stock of Optimal Group, Inc. outstanding as of August 1, 2008.

                               CUSIP NO. 68388R208


     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Potomac Capital Management II, LLC.
            26-2667126

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF           5.   SOLE VOTING POWER
SHARES                   51,063 shares of common stock
BENEFICIALLY
OWNED BY            6.   SHARED VOTING POWER
EACH                     0
REPORTING
PERSON WITH         7.   SOLE DISPOSITIVE POWER
                         51,063 shares of common stock

                    8.   SHARED DISPOSITIVE POWER
                         0

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,063 shares of common stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            .2% (3)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC; CO

-----------------
(3) Based on 25,829,090 shares of common stock of Optimal Group, Inc. outstanding as of August 1, 2008.

                               CUSIP NO. 68388R208

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Paul J. Solit

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.


NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    1,759,672 shares of common stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        1,759,672 shares of common stock

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,759,672 shares of common stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.8%(4)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN; HC

-----------------
(4) Based on 25,829,090 shares of common stock of Optimal Group, Inc. outstanding as of August 1, 2008.

ITEM 1.

           (A)  NAME OF ISSUER
                Optimal Group, Inc. ("OPMR")

           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                3500 de Maisonneuve Blvd. West, Suite 800
                Montreal, Quebec, Canada, H3Z 3C1

ITEM 2.
           (A)  NAME OF PERSON FILING

                This statement is being filed by (i) Potomac Capital Management LLC; (ii) Potomac Capital Management Inc.;
                (iii) Potomac Capital Management II LLC; and
                (iv) Paul J. Solit.

           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                (i), (ii), (iii) and (iv)

                825 Third Avenue, 33rd Floor
                New York, New York 10022

           (C)  CITIZENSHIP

                (i)   New York
                (ii)  Delaware
                (iii) Delaware
                (iv)  U.S.

           (D)  TITLE OF CLASS OF SECURITIES

                Common Stock

           (E)  CUSIP NUMBER

                68388R208

ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

                  Potomac Capital Management LLC
             (A)  AMOUNT BENEFICIALLY OWNED: 1,114,822
             (B)  PERCENT OF CLASS:  4.3%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE    1,114,822
                  (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE    0
                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 1,114,822

                  Potomac Capital Management Inc.
             (A)  AMOUNT BENEFICIALLY OWNED:    593,787
             (B)  PERCENT OF CLASS:  2.3%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 593,787
                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        593,787

                  Potomac Capital Management II LLC
             (A)  AMOUNT BENEFICIALLY OWNED:    51,063
             (B)  PERCENT OF CLASS:  .2%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 51,063
                 (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       51,063

                 Paul J. Solit
             (A) AMOUNT BENEFICIALLY OWNED: 1,759,672
             (B) PERCENT OF CLASS: 6.8%
             (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0
                 (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 1,759,672
                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             See Exhibit A attached hereto.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 20th  day of August, 2008

                                      POTOMAC CAPITAL MANAGEMENT LLC

                                      By:    /s/      Paul J. Solit
                                            -----------------------
                                             Paul J. Solit, Managing Member

                                      POTOMAC CAPITAL MANAGEMENT INC.

                                      By:    /s/     Paul J. Solit
                                            ---------------------
                                             Paul J. Solit, President

                                      POTOMAC CAPITAL MANAGEMENT II LLC

                                      By:    /s/     Paul J. Solit
                                            ---------------------
                                             Paul J. Solit, Managing Member

                                      PAUL J. SOLIT

                                      By:    /s/ Paul J. Solit
                                            -----------------
                                             Paul J. Solit

                                  EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G/A:

Exhibit A         Identification of entities which acquired the shares which are the subject of this report on Schedule 13G/A.

Exhibit  B        Joint Filing Agreement dated August 20, 2008 among Potomac
                  Capital Management LLC, Potomac Capital Management II LLC,
                  Potomac Capital Management, Inc., and Paul J. Solit.